Exhibit 10.2

Warranty

Party A: Wu Huimin, Liu Jian-Hua, Xu Jin-Gen, Ye Huajie and Mei Xiangdong.

Party B: Hunan Zhaoheng Hydropower Co. Ltd.
Legal representative: Zhu Hong, Title: Chairman.
Address: Dianzhan Road, Shimen County, Hunan Province.

Party C (Guarantor): Huimin Hydropower Development Co., Ltd.
Legal Representative: Wu Huimin Title: Chairman.
Address: 84 Fuqian East Road, Xihe Town, She Autonomous Region, Jingning County, Zhejiang Province.

On June 15, 2008, Party A and Party B signed the "Equity Transfer Agreement of Jingrong Industrial Development Co., Ltd. in Rongjiang County of Guizhou Province" (hereinafter referred to “Transfer Agreement”). In the agreement, Party A transferred all its shares in Jingrong Industrial Development Co., Ltd to Party B. Under Item 5 of the agreement, Party B’s only obligation is the payment outlined in the agreement and is not liable for any other liabilities. However, after Party B fulfill its obligations under item 3 and item 4, there might still have some contingent liabilities with Jingrong Industrial Development Co., Ltd. The agreement provides that such contingent liabilities shall be guaranteed by a third party agreed by mutual parties. Now, Party C is willing to provide guarantee to above mentioned contingent liabilities, which is also agreed by Party A and Party B. The three parties reached the following agreement:

1.	Party C is jointly liable for and is willing to guarantee all contingent liabilities mentioned in Transfer Agreement.

2.	This guarantee is valid within two years from the date any contingent liability arises in the future.

3.
This guarantee is in three copies, effective after being signed / sealed by all three parties. The three parties will each keep one copy. As appendix to of Transfer Agreement, it’s equally effective to the Transfer Agreement.

Party A:	Party B:	Party C:

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